PRESS RELEASE

                     SIMULA INC. NAMES NEW PRESIDENT AND CEO


PHOENIX, Arizona - October 2, 2000 - Simula, Inc. (NYSE: SMU) today announced that Bradley P. Forst, who has been an Executive Vice President of the Company since 1998, has been named the Company's new President and Chief Executive Officer. He succeeds Donald W. Townsend, who has retired and will no longer serve on the Company's Board of Directors.

"While wishing Don luck in his retirement, I speak for the entire Board when I say that we are delighted to announce Brad's promotion," said Stanley P. Desjardins, Chairman of Simula, Inc. "Few people have a better grasp of the Company than Brad, and as President and CEO he will be instrumental in seeing that we fully capitalize on Simula's many resources, thereby ensuring that top-line growth matches the Company's potential. Likewise, he will have the Board's full and unanimous support in taking steps to reduce the leverage on the balance sheet -- for only in this way can we achieve bottom-line performance that fully reflects the operational strengths of the Company."

"I appreciate the confidence placed in me by Stan and the other members of the Board," said Forst. "Given its wealth of technologies and products and its dedicated employees, Simula is clearly a company with tremendous potential. Having made great progress in recent months in bringing discipline to the P&L, we will now focus our attention on improving cash flow and reducing debt."

"With this change in leadership," said Desjardins, "the Board effectively reaffirms its commitment to two complementary goals: maintaining Simula's position as a world leader in saving human lives, and working to see that our shareholders participate in the Company's success."

Prior to joining Simula in 1995 as Vice President and General Counsel, Secretary, and Director, Forst, with a private law practice in Phoenix, for several years provided corporate, finance, and securities legal services to the Company -- notably with regard to an initial public offering completed in April 1992 that facilitated Simula's transition from a small Phoenix-based defense contractor into a multi-sector corporation with operations in six states and the United Kingdom.

Desjardins noted that since joining the Company, Forst has been instrumental in the completion of several rounds of public and private debt and equity offerings; overseen the acquisition and integration of four new businesses; worked on the management team in the design and implementation of programs and procedures to develop niche markets and reduce operational expenses throughout the Company; built and managed Simula Polymer Systems Inc., a Company subsidiary; led teams for the transfer and licensing of multiple technologies developed or acquired by the Company; and supervised the creation of a comprehensive approach to human resources programs covering all Company divisions. Forst received his J.D. in 1978 and his LL.M. in 1981 from Columbia University School of Law.

Simula, Inc. is a diversified technology company that designs and manufactures occupant safety systems and devices engineered to safeguard human life in a wide range of air, ground, and sea transportation vehicles. The Company operates in two principal markets (government and defense contracting, and automotive safety systems) which encompass six core product and technology areas: advanced polymer materials; inflatable restraints; seating systems; transparent and opaque armor; personnel protective equipment and parachutes; and sensors. Additional information about Simula can be found at its newly launched web site, www.simula.com.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve risks and uncertainties that may cause actual results to differ materially from that which are anticipated. These forward-looking statements include statements about the future growth in revenues, the status of the Company's balance sheet, and future profitability. Actual results and trends may differ materially from those projected. Additional risks include those described herein and in the Company's registration statements and periodic reports filed with the U.S. Securities and Exchange Commission.